VEHICLE LEASE AGREEMENT


         THIS VEHICLE LEASE AGREEMENT (hereinafter the "Agreement") is made as of the 1st day of November, 1996, by and between MANOR CARE, INC. (hereinafter "Lessor"), a Delaware corporation, and CHOICE HOTELS HOLDINGS, INC. (hereinafter "Lessee"), a Delaware corporation (to be renamed Choice Hotels International, Inc.).

         NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, Ten Dollars ($10.00) in hand paid by Lessee to Lessor, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Lease. Lessor hereby leases to Lessee, and Lessee leases from Lessor, those certain Vehicles (the "Vehicles") listed on Schedule 1 which schedule is attached hereto and is a part hereof. Lessor shall have no responsibility for replacing any Vehicles nor for furnishing any substitute Vehicles.

         2. Use of Vehicles. The Lessee shall maintain each of the Vehicles in good condition and repair, ordinary wear and tear excepted. The Lessee shall use the Vehicles in the trade and business of the Lessee and the Lessee's wholly owned subsidiaries and affiliates and only for lawful purposes within the United States. In no event shall any Vehicle be used (i) for towing any property other than in accordance with the Vehicle manufacturer's specifications, or (ii) for transporting explosive, radioactive, flammable, or hazardous materials. The Lessee shall comply with (i) all applicable requirements of law relating to the registration, leasing, insurance, use, and operation of the Vehicles, including operators' licensing requirements, and (ii) all conditions of the policies of insurance on the Vehicle. The Lessor shall not be responsible for loss or damage to any goods or other property placed or carried in any Vehicle arising from any cause whatsoever. Each Vehicle shall be operated by a safe, competent and duly licensed driver, selected, employed and under the supervision of Lessee.

          3. Sublease or Assignment. The Lessee shall not sublease or assign any Vehicle.

         4. Disclaimer of Warranties. The Lessor hereby assigns, and will otherwise make available to the Lessee, all of the Lessor's rights, if any, under the manufacturers' and vendors' warranties on each Vehicle. Acceptance of delivery of the Vehicles by the Lessee shall constitute the Lessee's acknowledgment that the Lessee has inspected each Vehicle and is satisfied therewith. THE LESSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE VEHICLES, AND THERE IS NO IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LESSOR BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES. THE VEHICLES ARE LEASED ON AN AS IS WHERE IS BASIS WITH ALL FAULTS.

         5. Term. The term of this Agreement shall commence on November 1, 1996 (the "Distribution Date") and shall remain in effect through the end of the first full Fiscal Year immediately following the Distribution Date. Unless terminated pursuant to the terms hereof, the Agreement shall automatically renew each Fiscal Year thereafter for the extended term of said Fiscal Year and shall not extend past the last day of the thirtieth (30th) month following the Distribution Date; provided, however, that either party may terminate this Agreement at any time for any reason or no reason upon thirty (30) days' prior written notice to the other party. This Agreement may also be terminated in the event of a

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default (past the expiration of any applicable cure period provided herein) in accordance with the provisions of this Agreement.

         6. Expenses, Fees, and Taxes. The Lessee shall pay all costs, expenses, fees, and charges whatsoever incurred in connection with the titling and registration of the Vehicles and the ownership, use and operation of the Vehicles during the lease term, including, but not limited to, fuel, lubricants, replacement parts and accessories, repairs, maintenance, storage, parking, tolls, fines, registration fees, license fees, tags, and all taxes whatsoever by whomsoever payable (except any tax measured by the net income of the Lessor) on or relating to each of the Vehicles and their purchase, sale, rental, use, or operation. Without limiting the generality of the foregoing, the Lessee shall be solely responsible for fines and penalties arising out of the use or operation of the Vehicles. Lessee shall also pay any and all additional costs and expenses which Lessor may incur for the express purpose of providing services to Lessee. The Lessee shall reimburse the Lessor the amount of any such costs, expenses, fees, fines, penalties, charges, and taxes paid by the Lessor on account of the Vehicles.

         7. Insurance. The Lessee shall comply with the insurance requirements set forth in Schedule 2, which schedule is attached hereto and is a part hereof. If at any time the Lessee is unable to or fails to provide required insurance coverages, Lessor shall have the right, but not the obligation, to secure such insurance and Lessee shall reimburse Lessor, upon demand, for all fees, costs, expenses, and charges associated therewith.

         8. Termination. Upon any termination of this Agreement, title to all Vehicles shall pass to Lessee. Lessee shall be responsible for promptly transferring all Vehicle titles and all Vehicle registrations. Should Lessee desire to sell any Vehicle, title to such Vehicle shall be first transferred to Lessee. The provisions of the Disclaimer of Warranties section of this Agreement shall apply to all such sales or transfers. The Lessee shall not be entitled to return any Vehicle to Lessor for any reason whatsoever.

          9. Loss of or Damage to Vehicles. All risk of loss or damage to the Vehicles from whatever cause shall be assumed by the Lessee.

         10. Indemnification. In addition to the obligations of Lessee to indemnify, defend and hold Lessor harmless contained in the Distribution Agreement (hereinafter defined), the following shall also apply. The Lessee shall at all times be liable to defend, indemnify, and hold harmless the Lessor, its affiliates and their officers, directors, employees and agents, against all claims, damages and liabilities of whatever kind or nature and all costs and expenses, including attorneys' fees, incurred in connection with, relating to, or arising out of the possession, use, or operation of the Vehicles during the period from and after the date hereof. This indemnification obligation shall survive the termination of this Agreement.

         11.      Default.

         (a) In the event (i) the Lessee defaults in the payment of any rental or other amounts payable under this Agreement, or defaults in the performance of the covenants or obligations of the Lessee hereunder, and should such default continue for a period of ten (10) days following receipt by the Lessee of written notice of a default, (ii) there shall be filed by or against the Lessee any action under any provision of any state or federal law relating to insolvency or bankruptcy, and such action is not dismissed within sixty (60) days of the filing, (iii) a receiver or trustee is appointed for the Lessee's property, and such appointment is not withdrawn within sixty (60) days of the date of appointment, or (iv) the Lessee makes an assignment

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for the benefit of creditors, the Lessor may terminate this Agreement, and thereupon, all of the rights of the Lessee under this Agreement and with respect to the Vehicles shall immediately terminate.

         (b) Any and all remedies available to Lessor under this Agreement: (i) shall be in addition to any and all other remedies Lessor may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Lessor may elect. The exercise or any remedy by Lessor shall not be deemed an election of remedies or preclude Lessor from exercising any other remedies in the future.

         12. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or shall be deemed to have been properly made and given one (1) business day after being deposited with a reputable overnight courier service such as Federal Express, Airborne Express or UPS Next Day Air for next business day delivery or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

To Lessor:                           To Lessee:

Manor Care, Inc.                     Choice Hotels Holdings, Inc.
Attn: General Counsel                Attn:  General Counsel
11555 Darnestown Road                10750 Columbia Pike
Gaithersburg, MD 20878               Silver Spring, MD  20901


          13. The Distribution Agreement. This Agreement is subject to the terms, covenants, conditions and obligations contained in the Distribution Agreement between the parties dated the date hereof (the "Distribution Agreement"), including without limitation, the indemnities contained therein.

          14. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings related thereto.

         15. Waivers, Modifications, Severability. No waiver or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by the parties hereto. Failure of either party at any time to require performance of any provision of this Agreement shall not affect the right at a later time to enforce the provision. In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement.

          16. Binding Effect. This agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted heirs, executors, successors, and assigns.

          17. Headings. The headings of the sections of this Agreement are inserted for the convenience of the reference only and shall not be deemed to constitute a part hereof.

          18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might be applied under applicable principles of conflicts of laws.


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          19. Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of (a) the Courts of the State of Maryland in Montgomery County, and (b) the United States District Court for the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement.

          20. Counterparts. The agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same Agreement.

          21. Commercially Reasonable Terms and Conditions. The terms and provisions of this Agreement are intended to reflect commercially reasonable terms and conditions (including, but not limited to, pricing) that are at least as favorable and as competitive to Lessee as the terms and conditions Lessor would grant or require of third parties for substantially similar goods and services.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                              LESSOR:

                                     MANOR CARE, INC.



                                     By:  /s/ James H. Rempe
                                          James H. Rempe
Assistant Secretary                  Title:   Senior Vice President


ATTEST:                              LESSEE:

                                     CHOICE HOTELS HOLDINGS, INC.
                                     (To be renamed Choice Hotels
                                      International, Inc.)



                                     By:  /s/ James A. MacCutcheon
                                              James A. MacCutcheon
Assistant Secretary                  Title:   Senior Vice President

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                                   SCHEDULE 1

                                List of Vehicles


[To be produced by Alice Owens]


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                                   SCHEDULE 2

                             Insurance Requirements

[To be produced by Sherry Terao]